Exhibit (a)(i)

              INTEGRATED RESOURCES HIGH EQUITY PARTNERS, SERIES 85,
                        A CALIFORNIA LIMITED PARTNERSHIP
                          5 Cambridge Center, 9th Floor
                         Cambridge, Massachusetts 02142
                                 (888) 448-5554

                                    November 24, 1999

Dear Limited Partner:

Please be advised that the general partners of Integrated Resources High Equity Partners, Series 85, A California Limited Partnership (the "Partnership") are affiliated with Millennium Funding II LLC, the entity making an offer to purchase up to 26,936 units of limited partnership interest in the Partnership. As a result of this affiliation, the Partnership is making no recommendation and is remaining neutral as to whether limited partners should tender their units pursuant to the Offer.

We are enclosing for your information a copy of the Schedule 14D-9 which we have filed with the Securities and Exchange Commission which sets forth more detailed information. If you have any questions or would like further information, please contact us at (800) 223-2064.

                                    Sincerely,

                                    INTEGRATED RESOURCES HIGH EQUITY
                                    PARTNERS, SERIES 85, A CALIFORNIA
                                    LIMITED PARTNERSHIP